Exhibit 99.1

February 13, 2012

Dear Stockholder:

Inland American is the largest non-traded REIT with over $12 billion of assets in our portfolio.  Besides being the largest, we are also one of the most diverse.  This diversity has provided us with many opportunities to invest our stockholders’ capital into a variety of income producing properties.  One such asset class is student housing.

Student housing has come a long way since the dormitories of the past. Our eight properties (3 in development) incorporate state-of-the-art amenities, and offer students a unique housing experience. For example, the 500-bed Radian is located in the heart of Philadelphia and includes first-class student apartments with an exceptional fitness center and outstanding retail tenants including Bobby Flay’s Burger Palace, Chipotle and Bank of America. The Radian is 100% occupied from a student and retail standpoint and is one of Inland American’s most profitable properties.

Charter schools are another unique asset class and one you might not realize is part of our real estate portfolio.   Currently, Inland American owns eight charter schools, mainly in Colorado and Arizona, all of which are leased to and managed by Imagine Schools Inc., a well renowned operator of pubic charter schools.  These schools instruct over 5,000 students from grades pre-K to12.  The schools are open to all children and do not charge tuition.  Funding for the schools originates from state and local educational budgets and in exchange, the schools are accountable to their respective school  districts for producing certain academic results by their students.

Between student housing and charter schools, we believe that the education related properties of our portfolio are performing well.  While small in size compared to the rest of our portfolio, these asset classes continue to produce strong yields and cash flows, which help fund our monthly distributions.

1099s

Form 1099-DIVs were mailed to stockholders no later than or as of January 31, 2012 by DST Systems, Inc., Inland American’s transfer agent.   If your investment is held in a retirement account, such as an IRA, SEP or ROTH, your custodian will provide you with any necessary tax information.  Your account information, including tax information, may be accessed on Inland American’s website at www.inlandamerican.com by selecting Investor Relations.  If you do not have a user name and password, you may register for one online.   For the year ended December 31, 2011, we paid distributions of approximately $429 million.  Of that amount, approximately 62.17 percent will be treated as non-dividend distributions (tax deferred) for income tax purposes only.

Please consult your tax professional with any questions regarding the filing of your individual tax return.  We are unable to provide tax or legal advice.  If you require a duplicate Form 1099 or have any questions with regard to your Form 1099, please contact Inland Investor Services at 800.826.8228.

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of January 2012, paid at an annualized rate equal to $0.50 per share.  This equates to an approximate 7 percent annualized yield on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price, of $7.22.  We expect to maintain this distribution rate in 2012.

We appreciate your investment in Inland American Real Estate Trust, Inc.   If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

cc: Trustee
Broker Dealer
Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.